GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2018 FINANCIAL RESULTS

Company to Hold Conference Call at 9:00 a.m. ET on Wednesday, August 1, 2018

GRAND CAYMAN, Cayman Islands - July 31, 2018 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter ended June 30, 2018. Greenlight Re reported a net loss of $37.4 million for the second quarter of 2018, compared to a net loss of $35.5 million for the same period in 2017. The loss was primarily driven by a net investment loss during the period, partially offset by stronger underwriting performance. The net loss per share for the second quarter of 2018 was $1.01, compared to a net loss per share of $0.96 for the same period in 2017.

Fully diluted adjusted book value per share was $17.38 as of June 30, 2018, compared to $22.64 per share as of June 30, 2017, and $18.35 as of March 31, 2018.

Management Commentary

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “We are pleased to see our combined ratio at 96.0% for the quarter, marking consecutive quarters of improved underwriting profitability. Gross written premiums were lower during the period due to continued work on portfolio rebalancing. Greenlight is focused on underwriting profitability while also diversifying our portfolio and the results are beginning to materialize.”

David Einhorn, Chairman of the Board of Directors, stated, “The second quarter showed solid execution by our underwriting team, as the processes and strategies that Simon and our management team have implemented are beginning to show results. However, the quarter continued to be challenging for our value-investing strategy. Our investment portfolio reported a loss of 3.8% in the second quarter. We remain confident in our portfolio, as the valuation disconnect on many of our largest positions has increased despite generally improving fundamentals.”

Financial and Operating Highlights
Second Quarter 2018

•
Gross written premiums of $142.1 million, a decrease from $174.9 million in the second quarter of 2017. The premium decrease was primarily due to the non-renewal of a Florida homeowner’s quota share contract during the fourth quarter of 2017, as well as a lower participation in a multi-line casualty contract and non-renewal of certain professional liability contracts.

•	Ceded premiums were $27.2 million compared to $2.5 million in the prior year period as the Company continued to cede off a portion of its non-standard automobile business.

•	Net earned premiums were $128.8 million, a decrease from $160.3 million reported in the prior-year period.

•	Net investment loss of $40.7 million, compared to a net investment loss of $39.1 million in the second quarter of 2017.

•	Underwriting income of $5.1 million, compared to underwriting income of $4.8 million in the second quarter of 2017.

•	The Company reported a small favorable prior year development of approximately $0.8 million, primarily due to a favorable change in estimated attritional catastrophe losses.

•	A composite ratio for the quarter of 92.7%, compared to 94.4% for the prior-year period. The combined ratio for the quarter was 96.0% compared to 96.9% for the prior-year period.

Six Months Ended June 30, 2018

•	Gross written premiums were $317.2 million, a decrease of 14.7% from $372.1 million reported in the prior year period.

•	Net earned premiums were $274.7 million, a decrease of 12.0% from $312.2 million reported in the prior-year period.

•	Net investment loss of $185.9 million, compared to a net investment loss of $27.5 million reported in the prior-year period.

•
A composite ratio for the six months ended June 30, 2018 of 94.5%, compared to 95.9% for the prior-year period. The combined ratio for the six months ended June 30, 2018 was 97.3%, compared to 98.5% for the prior-year period.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter ended June 30, 2018 on Wednesday, August 1, 2018 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2018 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Second Quarter 2018 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10121349

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre180731.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 1, 2018 until 9:00 a.m. Eastern time on August 8, 2018.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10121349. An audio file of the call will also be available on the Company’s website, www.greenlightre.com .

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Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. We include other income and expense relating to deposit accounted contracts and industry loss warranty contracts which we believe are part of our underwriting operations and should be reflected in our underwriting income (loss). Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.com) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:

Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$13,831	$7,180
Equity securities, trading, at fair value	820,493	1,203,672
Other investments, at fair value	69,251	152,132
Total investments	903,575	1,362,984
Cash and cash equivalents	65,441	27,285
Restricted cash and cash equivalents	1,264,941	1,503,813
Financial contracts receivable, at fair value	68,123	12,893
Reinsurance balances receivable	321,873	301,762
Loss and loss adjustment expenses recoverable	37,005	29,459
Deferred acquisition costs, net	56,136	62,350
Unearned premiums ceded	28,735	25,120
Notes receivable, net	28,612	28,497
Other assets	4,327	3,230
Total assets	$2,778,768	$3,357,393
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$681,278	$912,797
Financial contracts payable, at fair value	18,746	22,222
Due to prime brokers and other financial institutions	520,172	672,700
Loss and loss adjustment expense reserves	474,338	464,380
Unearned premium reserves	244,807	255,818
Reinsurance balances payable	147,096	144,058
Funds withheld	16,946	23,579
Other liabilities	7,284	10,413
Total liabilities	2,110,667	2,505,967
Redeemable non-controlling interest in related party joint venture	6,436	7,169
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,160,544 (2017: 31,104,830): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2017: 6,254,715))	3,742	3,736
Additional paid-in capital	503,331	503,316
Retained earnings	143,873	324,272
Shareholders’ equity attributable to shareholders	650,946	831,324
Non-controlling interest in related party joint venture	10,719	12,933
Total equity	661,665	844,257
Total liabilities, redeemable non-controlling interest and equity	$2,778,768	$3,357,393

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and six months ended June 30, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30		Six months ended June 30
	2018	2017	2018	2017
Revenues
Gross premiums written	$142,109	$174,889	$317,234	$372,103
Gross premiums ceded	(27,237)	(2,523)	(57,080)	(5,949)
Net premiums written	114,872	172,366	260,154	366,154
Change in net unearned premium reserves	13,944	(12,042)	14,506	(53,928)
Net premiums earned	128,816	160,324	274,660	312,226
Net investment income (loss) [net of related party expenses of $4,131, $3,148, $8,585 and $8,644]	(40,656)	(39,149)	(185,872)	(27,531)
Other income (expense), net	(76)	303	(563)	296
Total revenues	88,084	121,478	88,225	284,991
Expenses
Loss and loss adjustment expenses incurred, net	84,815	106,016	180,639	210,828
Acquisition costs, net	34,623	45,429	78,832	88,640
General and administrative expenses	6,958	6,347	12,914	13,090
Total expenses	126,396	157,792	272,385	312,558
Income (loss) before income tax	(38,312)	(36,314)	(184,160)	(27,567)
Income tax benefit	323	295	1,093	174
Net income (loss) including non-controlling interest	(37,989)	(36,019)	(183,067)	(27,393)
Loss (income) attributable to non-controlling interest in related party joint venture	621	550	2,947	298
Net income (loss)	$(37,368)	$(35,469)	$(180,120)	$(27,095)
Earnings (loss) per share
Basic	$(1.01)	$(0.96)	$(4.87)	$(0.73)
Diluted	$(1.01)	$(0.96)	$(4.87)	$(0.73)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	36,952,472	37,025,703	36,950,828	37,009,539
Diluted	36,952,472	37,025,703	36,950,828	37,009,539

The following table provides the ratios for the six months ended June 30, 2018 and 2017:

	Six months ended June 30
	2018				2017
	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	41.6%	76.3%	53.7%	65.8%	61.2%	70.2%	63.8%	67.5%
Acquisition cost ratio	23.3%	24.5%	44.6%	28.7%	30.7%	26.3%	35.1%	28.4%
Composite ratio	64.9%	100.8%	98.3%	94.5%	91.9%	96.5%	98.9%	95.9%
Underwriting expense ratio				2.8%				2.6%
Combined ratio				97.3%				98.5%